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                                                               Exhibit 15.1



                       Report of Independent Accountants



To the Shareholders and Trustees
 of NSTAR:


We have reviewed the accompanying consolidated balance sheet of NSTAR as of September 30, 1999 and the related consolidated statements of income and comprehensive income for the three and nine-month periods ended September 30, 1999 and 1998 and consolidated cash flows for the nine-month periods ended September 30, 1999 and 1998. These consolidated financial statements are the responsibility of management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.




Hartford, Connecticut               PricewaterhouseCoopers LLP
November 15, 1999